Exhibit 99.1

For Immediate Release

Contacts:

Corporate Communications	Investor Relations
Eric Ruff	Dave Spille
Engility Holdings, Inc.	Engility Holdings, Inc.
(703) 375-6463	(703) 375-4221
eric.ruff@engilitycorp.com	dave.spille@engilitycorp.com

Engility Declares Conditional Special Cash Dividend in Preparation for Business Combination with TASC

CHANTILLY, Va., February 20, 2015 – Engility Holdings, Inc. (NYSE:EGL), today announced that its Board of Directors has declared a special cash dividend, conditioned upon the satisfaction or waiver of all conditions to closing its pending business combination with TASC, Inc.

The special cash dividend will be in an aggregate amount of approximately $207 million, with the per share amount of the special cash dividend to be determined based on Engility’s fully diluted share count immediately prior to closing. It is currently anticipated that the per share amount of the special cash dividend will be approximately $11.46. The special cash dividend will be payable in cash to Engility shareholders of record as of the close of business on the last business day immediately prior to the effective date of the proposed mergers. In order to receive the special cash dividend, Engility shareholders must hold their shares of Engility common stock through the date of the closing of the mergers.

Completion of the mergers is contingent upon, among other things, approval by Engility shareholders. Engility is scheduled to hold a special meeting of its shareholders on February 23, 2015, and the mergers are expected to become effective promptly following the satisfaction or waiver of all closing conditions. It is currently anticipated that the proposed mergers will close on or about February 26, 2015.

ABOUT ENGILITY

Engility is a pure-play government services contractor providing highly skilled personnel wherever, whenever they are needed in a cost-effective manner. Headquartered in Chantilly, Virginia, Engility is a leading provider of specialized technical consulting, program and business support services, engineering and technology lifecycle support, information technology modernization and sustainment, supply chain services and logistics management, and training and education for the U.S. Government. To learn more about Engility, please visit www.engilitycorp.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements with respect to the anticipated special cash dividend and the anticipated closing of the proposed transaction. Words such as “may,” “will,” “should,” “intends” “anticipates,” “expects,” “believes” and similar expressions are also used to identify these forward-looking statements. These statements are based on the current beliefs and expectations of Engility’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause Engility’s actual results to differ materially from those described in the forward-looking statements can be found in Engility’s filings made from time to time with the Securities and Exchange Commission (the “SEC”), including Engility’s Annual Report on Form 10-K for the year ended December 31, 2013 and more recent documents that have been filed with the SEC and are available on the investor relations section of Engility’s website (http://www.engilitycorp.com) and on the SEC’s website (www.sec.gov). Forward-looking statements are made only as of the date hereof, and Engility undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, historical information should not be considered as an indicator of future performance.

ADDITIONAL INFORMATION FOR SHAREHOLDERS

In connection with the proposed transaction, Engility Holdings, Inc. (“Engility”) and New East Holdings, Inc., a wholly owned subsidiary of Engility (“New Engility”), have filed with the SEC a registration statement on Form S-4 which includes a preliminary joint proxy/consent solicitation statement of Engility and TASC Parent Corporation (“TASC”) and a prospectus of New Engility, as well as other relevant documents concerning the proposed transaction. The registration statement has been declared effective by the SEC, and the definitive joint proxy/consent solicitation statement/prospectus was first mailed or otherwise delivered to the shareholders of Engility and shareholders of TASC on or about January 23, 2015. SHAREHOLDERS OF ENGILITY AND TASC ARE URGED TO READ THE REGISTRATION STATEMENT AND JOINT PROXY/CONSENT SOLICITATION STATEMENT/PROSPECTUS REGARDING THE PROPOSED MERGER AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders may obtain a free copy of the definitive joint proxy/consent solicitation statement/ prospectus and other filings containing information about Engility at the SEC’s website at www.sec.gov. The definitive joint proxy/consent solicitation statement/prospectus and the other filings may also be obtained free of charge at Engility’s website at www.engilitycorp.com under the tab “Investor Relations,” and then under the heading “SEC Filings.”

Engility and certain of its directors and executive officers, under the SEC’s rules, may be deemed to be participants in the solicitation of proxies of Engility shareholders in connection with the proposed merger. Information about the directors and executive officers of Engility and their ownership of Engility common stock is set forth in the proxy statement for Engility’s 2014 annual meeting of shareholders, as filed with the SEC on Schedule 14A on April 11, 2014.

Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the definitive joint proxy/consent solicitation statement/prospectus regarding the proposed merger. Free copies of this document may be obtained as described above.

NO OFFERS OR SOLICITATIONS

This communication is for informational purposes only and is neither an offer to purchase, nor a solicitation of an offer to sell, subscribe for or buy any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

# # #

3